Exhibit 23.1






                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Administrative Committee
SPSS Inc. Employee Stock Purchase Plan:


We consent to incorporation by reference in the Registration Statements on Form S-8 of SPSS Inc. of our report dated March 14, 1997, relating to the statements of net assets available for plan benefits of the SPSS Inc. Employee Stock Purchase Plan as of December 31, 1995 and 1996, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 1994, 1995 and 1996, which report appears in the December 31, 1996 annual report on Form 11-K of the SPSS Inc. Employee Stock Purchase Plan.


                                                        /s/KPMG Peat Marwick LLP



Chicago, Illinois
March 31, 1997

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